Exhibit 99.1

Fairchild Semiconductor Reports Results for the Third Quarter 2013

Fairchild Semiconductor (NYSE: FCS), a leading global supplier of power semiconductors, today announced results for the third quarter ended September 29, 2013. Fairchild reported third quarter sales of $364.6 million, up 2 percent from the prior quarter and the third quarter of 2012.

Fairchild reported third quarter net income of $12.1 million or $0.09 per diluted share compared to a net loss of $7.5 million or $0.06 per diluted share in the prior quarter and net income of $24.7 million or $0.19 per diluted share in the third quarter of 2012. Gross margin was 31.5 percent compared to 29.1 percent in the prior quarter and 33.5 percent in the year-ago quarter.

Fairchild reported third quarter adjusted gross margin of 32.1 percent, up 230 basis points from the prior quarter and 140 basis points lower than the third quarter of 2012. Adjusted gross margin excludes accelerated depreciation related to a line closure. Adjusted net income was $21.4 million or $0.17 per diluted share, compared to net income of $1.7 million or $0.01 per diluted share in the prior quarter and net income of $32.3 million or $0.25 per diluted share in the third quarter of 2012. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“We delivered sequentially higher third quarter sales and margins while spending less on operating expenses,” said Mark Thompson, Fairchild’s chairman and CEO. “Sales growth was due primarily to strength from one large mobile customer. Sales in our high voltage business that serves the industrial, appliance and automotive end markets were also solid. Demand from the computing, TV and some portions of the tier two mobile market in Asia was incrementally weaker which impacted third quarter results and our guidance for the fourth quarter. Bookings from one of our other top mobile customers reflect some reduction in demand largely driven by the typical year-end inventory reduction. This also is reflected in our fourth quarter guidance. Gross margin and earnings were up substantially in the third quarter. Given the current modest sales growth rate for the semiconductor industry, we are also focused on increasing margins and earnings through greater operational efficiency and lower overhead spending. We will provide more details on these efforts in the earnings call later today.”

Third Quarter Financials

“Adjusted gross margin increased more than 2 points sequentially due to higher factory loadings and lower costs,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were below the low end of guidance at $94.8 million. The $3.4 million or 3% sequential decrease was due primarily to structural cost reductions and we expect to reduce operating expenses further in the fourth quarter and 2014. Free cash flow was $14 million for the third quarter which included unfavorable changes in working capital. We also paid off another $50 million in debt to reduce our total debt to $200 million which is the lowest level in our history.”

Forward Guidance

“We expect sales to be in the range of $335 to $350 million for the fourth quarter,” said Frey. “We expect adjusted gross margin to be 31.0 to 32.0 percent due primarily to lower sales and factory loadings as well as less favorable product mix. We anticipate R&D and SG&A spending to be $92 to $94 million due to continued structural cost reductions. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce fourth quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Total revenue	$364.6	$356.5	$358.8	$1,064.3	$1,072.5
Cost of sales (1)	249.7	252.8	238.7	753.3	729.8

Gross margin	114.9	103.7	120.1	311.0	342.7

Gross margin %	31.5%	29.1%	33.5%	29.2%	32.0%

Operating expenses:
Research and development (2)	42.8	46.0	37.8	131.4	119.0
Selling, general and administrative (3)	52.0	52.2	48.0	155.8	157.8
Amortization of acquisition-related intangibles	3.9	3.9	4.5	11.6	13.7
Restructuring and impairments	3.5	3.4	3.4	8.1	6.3
Charge for (release of) litigation	—	—	—	(12.6)	1.3

Total operating expenses	102.2	105.5	93.7	294.3	298.1

Operating income	12.7	(1.8)	26.4	16.7	44.6
Other expense, net	1.4	1.6	$1.2	7.6	4.2

Income (loss) before income taxes	11.3	(3.4)	25.2	9.1	40.4

Provision (benefit) for income taxes	(0.8)	4.1	0.5	5.0	2.2

Net income (loss)	$12.1	$(7.5)	$24.7	$4.1	$38.2

Net income (loss) per common share:
Basic	$0.10	$(0.06)	$0.19	$0.03	$0.30

Diluted	$0.09	$(0.06)	$0.19	$0.03	$0.30

Weighted average common shares:
Basic	127.3	127.6	126.8	127.4	126.7

Diluted	128.4	127.6	$128.8	128.8	129.1

(1) Equity compensation expense included in cost of sales	$1.2	$1.3	$1.0	$3.6	$3.7
(2) Equity compensation expense included in research and development	$1.9	$2.0	$1.3	$5.6	$4.3
(3) Equity compensation expense included in selling, general and administrative	$4.0	$4.6	$1.9	$12.1	$10.4

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Net income (loss)	$12.1	$(7.5)	$24.7	$4.1	$38.2
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	3.5	3.4	3.4	8.1	6.3
Write off of equity investments	—	—	—	3.0	—
Accelerated depreciation on assets related to line closure (1)	2.1	2.5	—	7.5	—
Charge for (release of) litigation	—	—	—	(12.6)	1.3
Amortization of acquisition-related intangibles	3.9	3.9	4.5	11.6	13.7
Associated net tax effects of the above and other acquisition-related intangibles	(0.2)	(0.6)	(0.3)	(0.6)	(1.3)

Adjusted net income (loss)	$21.4	$1.7	$32.3	$21.1	$58.2

Adjusted net income (loss) per common share:
Basic	$0.17	$0.01	$0.25	$0.17	$0.46

Diluted	$0.17	$0.01	$0.25	$0.16	$0.45

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Gross margin	$114.9	$103.7	$120.1	$311.0	$342.7
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	2.1	2.5	—	7.5	—

Adjusted gross margin	$117.0	$106.2	$120.1	$318.5	$342.7

Adjusted gross margin %	32.1%	29.8%	33.5%	29.9%	32.0%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 29, 2013	June 30, 2013	December 30, 2012

ASSETS
Current assets:
Cash and cash equivalents	$348.2	$394.8	$405.9
Short-term marketable securities	0.2	0.1	0.1
Receivables, net	172.6	153.9	136.7
Inventories	240.4	238.0	236.7
Other current assets	50.8	40.2	52.6

Total current assets	812.2	827.0	832.0

Property, plant and equipment, net	727.1	741.4	764.9
Intangible assets, net	35.6	39.5	47.3
Goodwill	169.3	169.3	169.3
Long-term securities	2.3	2.4	2.6
Other assets	62.7	61.2	67.8

Total assets	$1,809.2	$1,840.8	$1,883.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102.0	$112.1	$115.7
Accrued expenses and other current liabilities	93.2	79.3	89.2

Total current liabilities	195.2	191.4	204.9

Long-term debt, less current portion	200.1	250.1	250.1
Other liabilities	47.2	46.7	58.9

Total liabilities	442.5	488.2	513.9

Temporary equity - deferred stock units	3.2	3.0	2.9
Total stockholders’ equity	1,363.5	1,349.6	1,367.1

Total liabilities, temporary equity and stockholders’ equity	$1,809.2	$1,840.8	$1,883.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 29, 2013	September 29, 2013	September 30, 2012
Cash flows from operating activities:
Net income (loss)	$12.1	$4.1	$38.2
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	37.1	109.6	100.5
Non-cash stock-based compensation expense	7.1	21.3	18.4
Deferred income taxes, net	(4.4)	(3.0)	(6.7)
Release of litigation charge		(12.6)	—
Other	0.3	4.6	1.6
Changes in operating assets and liabilities	(19.1)	(44.7)	(47.7)

Cash provided by (used in) operating activities	33.1	79.3	104.3

Cash flows from investing activities:
Capital expenditures	(19.1)	(59.2)	(122.4)
Purchase of marketable securities	—	—	(0.5)
Sale of marketable securities	—	—	0.3
Maturity of marketable securities	—	0.1	0.2
Other	(0.7)	(1.8)	(1.9)

Cash used in investing activities	(19.8)	(60.9)	(124.3)

Cash flows from financing activities:
Repayment of long-term debt	(50.0)	(50.0)	—
Proceeds from issuance of common stock and from exercise of stock options, net	0.4	0.9	4.4
Purchase of treasury stock	(9.5)	(18.2)	(12.0)
Shares withheld for employees taxes	(0.8)	(8.8)	(10.1)

Cash used in financing activities	(59.9)	(76.1)	(17.7)

Net change in cash and cash equivalents	(46.6)	(57.7)	(37.7)
Cash and cash equivalents at beginning of period	394.8	405.9	423.3

Cash and cash equivalents at end of period	$348.2	$348.2	$385.6

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 29, 2013	September 29, 2013	September 30, 2012

Cash provided by (used in) operating activities	$33.1	$79.3	$104.3
Capital expenditures	(19.1)	(59.2)	(122.4)

Free cash flow	$14.0	$20.1	$(18.1)

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
(207) 775-8660	(781) 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com